Exhibit 99.1

Mercantile Bank Corporation Announces Solid First Quarter 2026 Results

Growth in net interest income and key fee income categories with ongoing strength in asset quality measures and capital levels highlight the quarter

GRAND RAPIDS, Mich., April 21, 2026 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") reported net income of $22.7 million, or $1.32 per diluted share, for the first quarter of 2026, compared with net income of $19.5 million, or $1.21 per diluted share, for the respective prior-year period.

Excluding after-tax one-time costs associated with the year-end 2025 acquisition of Eastern Michigan Financial Corporation and previously announced core and digital banking system conversion (a non-GAAP measurement), net income improved to $25.2 million, or $1.46 per diluted share, for the first quarter of 2026.  Earnings per diluted share increased $0.25, or approximately 21 percent, in the first quarter of 2026 compared to the first quarter of 2025 using this non-GAAP basis.

“Our financial performance remained strong during the first quarter of 2026, further demonstrating our ability to effectively administer the prolonged period of global economic uncertainty and increasing geopolitical tensions,” said Ray Reitsma, President and Chief Executive Officer of Mercantile.  “The solid operating results reflected increased net interest income, an improved net interest margin, strong growth in treasury management fees, interest rate swap income, mortgage banking income, and payroll services fees, a negative provision for credit losses, robust local deposit growth, and sustained strength in asset quality and capital measures.  The strong net growth in local deposits, which occurred despite the typical level of seasonal deposit withdrawals, provided for a further reduction in our loan-to-deposit ratio.  The first quarter of 2026 represented the initial period of financial performance that included Eastern Michigan Bank’s operating results.”

First quarter highlights include:

●	Return on average assets of 1.4 percent and return on average equity of 12.5 percent, and 1.5 percent and 14.0 percent, respectively, on a non-GAAP basis
●	Tangible book value per common share of $37.34 as of March 31, 2026, up $0.56, or approximately 2 percent, since December 31, 2025, and $2.92, or over 8 percent, since March 31, 2025
●	Net revenue expansion of over 18 percent compared to the prior-year first quarter, including net interest income growth of over 15 percent
●	Increased net interest margin primarily reflecting lower cost of funds and continued repricing of matured fixed rate loans and securities
●	Notable increases in treasury management fees, mortgage banking income, and payroll services fees of approximately 26 percent, 12 percent, and 5 percent, respectively
●	Decline in effective tax rate from approximately 19 percent during the first quarter of 2025 to 17 percent during the first quarter of 2026 largely due to an increase in aggregate tax benefits derived from the acquisition of transferable energy tax credits and net benefits from low-income housing and historical tax credit investments
●	Continued strength in commercial loan pipeline
●	Sustained low levels of nonperforming assets, past due loans, and loan charge-offs
●	Notable reduction in loan-to-deposit ratio from approximately 99 percent as of March 31, 2025, and 91 percent as of December 31, 2025, to approximately 89 percent as of March 31, 2026, mainly reflecting robust local deposit growth
●	Strong tangible and regulatory capital positions

Operating Results

Net revenue, consisting of net interest income and noninterest income, was $67.6 million during the first quarter of 2026, up $10.3 million, or 18.1 percent, from $57.3 million during the prior-year first quarter.  Net interest income during the first three months of 2026 was $55.9 million, up $7.4 million, or 15.1 percent, from $48.5 million during the respective 2025 period primarily due to growth in earning assets and a slightly higher net interest margin.  Eastern Michigan Bank’s net interest income totaled $5.9 million during the first quarter of 2026.  Noninterest income totaled $11.7 million during the current-year first quarter, up $3.0 million, or 34.3 percent, from $8.7 million during the first quarter of 2025.   The increase in noninterest income mainly reflected higher levels of treasury management fees, interest rate swap income, and mortgage banking income.  Eastern Michigan Bank generated $0.5 million in noninterest income during the first three months of 2026, largely reflecting treasury management fees.

The net interest margin was 3.55 percent in the first quarter of 2026, up from 3.47 percent in the prior-year first quarter.  The yield on average earning assets was 5.42 percent during the first three months of 2026, a decrease from 5.73 percent during the respective 2025 period.  The lower yield mainly stemmed from a reduced yield on loans and a change in earning asset mix, which more than offset an improved yield on securities resulting from the reinvestment of relatively low-yielding bonds and portfolio expansion activities, along with the positive impact resulting from the addition of Eastern Michigan Bank’s securities portfolio.   The yield on loans was 6.04 percent during the first quarter of 2026, down from 6.28 percent during the first quarter of 2025, primarily due to reduced interest rates on variable-rate commercial loans resulting from the Federal Open Market Committee (“FOMC”) lowering the targeted federal funds rate.  The FOMC decreased the targeted federal funds rate by 25 basis points in each of September, October, and December of 2025, during which time average variable-rate commercial loans represented approximately 77 percent of average total commercial loans.  Denoting the success of a strategic initiative to lower the loan-to-deposit ratio and increase on-balance sheet liquidity and reflecting the impact of Eastern Michigan Bank’s liquid balance sheet, higher-yielding loans represented a decreased percentage of earning assets and lower-yielding securities accounted for an increased percentage of earning assets in the first quarter of 2026 compared to the first quarter of 2025. The yield on securities equaled 3.27 percent during the first quarter of 2026, up from 2.73 percent during the prior-year first quarter.  The yield on other interest-earning assets, largely consisting of funds on deposit with the Federal Reserve Bank of Chicago, declined from 4.80 percent during the first three months of 2025 to 4.00 percent during the respective 2026 period, reflecting the decreased interest rate environment.

During the first quarter of 2026, the cost of funds was 1.87 percent, down from 2.26 percent during the first quarter of 2025, mainly due to lower rates paid on money market accounts and time deposits, reflecting the decreased interest rate environment.  An increase in low-cost deposit products as a percentage of total funding sources, primarily stemming from the onboarding of Eastern Michigan Bank’s deposit base, also contributed to the reduced cost of funds.

Mercantile recorded a negative provision for credit losses of $1.8 million during the first quarter of 2026, compared to a positive provision for credit losses of $2.1 million during the first quarter of 2025.  The negative provision expense recorded during the current-year first quarter mainly reflected improvements to the economic forecast, changes in loan mix, decreases to the residential mortgage loan portfolio, and a decline in specific allocations, which reduced the calculated allowance for credit losses by $0.6 million, $0.4 million, $0.2 million, and $0.2 million, respectively.

Noninterest income totaled $11.7 million during the first quarter of 2026, up $3.0 million, or 34.3 percent, from $8.7 million during the prior-year first quarter.  The increase mainly reflected higher levels of treasury management fees, interest rate swap income, mortgage banking income, bank owned life insurance income, and payroll services fees.  The increases in treasury management and payroll services fees primarily resulted from new commercial client acquisitions and effective marketing endeavors leading to customers’ amplified use of products and services, as well as a modified fee schedule.  The growth in interest rate swap income mainly reflected a higher volume of new swap transactions, while the increase in mortgage banking income largely resulted from higher production and an increased percentage of loans originated with the intent to sell.  Noninterest income during the first three months of 2026 included $0.4 million in interest from the Internal Revenue Service on federal income tax payments made during 2024 that were subsequently refunded due to offsetting purchased energy tax credits.

Noninterest expense totaled $42.1 million during the first quarter of 2026, compared to $31.1 million during the first quarter of 2025.  Excluding one-time costs aggregating $2.9 million related to the core and digital banking system conversion and $0.3 million associated with the acquisition of Eastern Michigan Financial Corporation, noninterest expense increased $7.8 million, or 25.0 percent, during the first three months of 2026 compared to the respective 2025 period.  The increase in noninterest expense mainly resulted from higher salary and benefit costs.  A $1.2 million increase in allocations to the reserve for unfunded loan commitments, largely reflecting a significantly higher level of commercial loan commitments that have been accepted by customers, also contributed to the increase in noninterest expense.  The remaining increase in noninterest expense largely reflects cost inflation and the increased cost of a larger balance sheet and branch network.  Eastern Michigan Bank’s noninterest expense totaled $4.0 million during the first three months of 2026, including salary and benefit costs of $1.7 million, core deposit intangible asset amortization of $0.9 million, and data processing costs of $0.4 million.

Federal income tax expense was $4.6 million during the first quarter of 2026, compared to $4.5 million during the respective 2025 period.  The $0.1 million increase in federal income tax expense primarily resulted from a higher level of income before federal income tax.  The acquisition of transferable energy tax credits and the net benefits from low-income housing and historic tax credit investments provided for aggregate tax benefits of $0.8 million and $0.3 million during the first three months of 2026 and 2025, respectively.  The recording of the tax benefits positively impacted Mercantile’s effective tax rate, which equaled 16.9 percent during the first quarter of 2026, down from 18.8 percent during the prior-year first quarter.

Mr. Reitsma commented, “The notable increase in net interest income during the first quarter of 2026 reflected solid earning asset growth and a lower cost of funds.  Our net interest margin, which remained healthy during the quarter, has been relatively steady over the past seven quarters despite a declining interest rate environment, reflecting the success of interest rate risk mitigation strategies employed to achieve an interest rate agnostic position.  We are very pleased with the higher levels of treasury management fees, interest rate swap income, mortgage banking income, and payroll services fees, and will continue our efforts to expand existing customers’ relationships and gain new client relationships to enhance noninterest income revenue streams.   Growing our balance sheet in a cost-conscious manner while continuing to provide our customers with outstanding service and market-leading products and services to meet their needs remain important strategic objectives.  Excluding costs related to the core and digital banking system conversion and acquisition of Eastern Michigan Financial Corporation, overhead costs as a percentage of net revenue during the first quarter of 2026 increased only slightly compared to the first quarter of 2025.”

Balance Sheet

Total assets were $6.95 billion as of March 31, 2026, up $110 million from December 31, 2025.  Total loans decreased $5.2 million, or 0.1 percent, during the first quarter of 2026, reflecting a net decline in residential mortgage loans, which more than offset net growth in both commercial loans and other consumer loans.  Commercial loans grew $16.7 million, or an annualized 1.7 percent, during the first three months of 2026, despite the full payoffs and partial paydowns of certain larger relationships, which aggregated $180 million during the period and were significantly higher than the historical average of approximately $50 million per quarter.  The payoffs and paydowns mainly stemmed from sales of assets, secondary market refinancings, and customers using excess cash flows generated within their operations to make line of credit reductions.  Payoffs and paydowns during 2025 were also well above historical levels, totaling approximately $363 million and averaging about $91 million per quarter.  Commercial loan originations, consisting of loans to new clients and expansions of existing credit relationships, remained solid across all segments during the first quarter of 2026.  During the first three months of 2026, residential mortgage loans were down $22.6 million, while other consumer loans increased $0.7 million.  Interest-earning deposits and securities available for sale were up $112 million and $23.2 million, respectively, during the first quarter of 2026.

As of March 31, 2026, unfunded commitments on commercial construction and development loans, which are expected to be funded over the next 12 to 18 months, and residential construction loans, which are expected to be largely funded over the next 12 months, totaled $240 million and $32 million, respectively.

Commercial and industrial loans and owner-occupied commercial real estate loans together represented approximately 57 percent of total commercial loans as of March 31, 2026, a level that has remained relatively consistent with prior periods and in line with our expectations.

Total deposits equaled $5.42 billion as of March 31, 2026, compared to $5.28 billion as of December 31, 2025.  Local deposits grew $185 million, or an annualized 14.6 percent, during the first quarter of 2026, while brokered deposits decreased $50.4 million.  The increase in local deposits, which occurred despite the customary level of seasonal noninterest-bearing deposit withdrawals by customers to make bonus and tax payments and partnership distributions, reflected successful customer acquisition efforts and net growth in various existing deposit relationships.  The loan-to-deposit ratio equaled 89 percent as of March 31, 2026, down from 91 percent as of year-end 2025 and 99 percent as of March 31, 2025, largely reflecting increases in local deposits.  As of March 31, 2026, wholesale funds were $395 million, or approximately 7 percent of total funds, compared to about 8 percent and 10 percent as of December 31, 2025, and March 31, 2025, respectively.  Noninterest-bearing checking accounts represented approximately 25 percent of total deposits as of March 31, 2026.

Mr. Reitsma noted, “The commercial loan portfolio expanded during the first quarter of 2026 despite elevated levels of payoffs and line of credit paydowns, reflecting sustained strength in loan originations.  We expect payoffs and paydowns to revert to historical levels during the remainder of 2026.  Based on our current pipeline and continuing discussions with existing and prospective borrowers, we believe plentiful opportunities to book commercial loans will exist in future periods.  We are pleased with the notable growth in local deposits and the associated decline in our loan-to-deposit ratio during the current-year first quarter, and we will continue our efforts to fund loan originations and investment purchases through local deposit expansion.”

Asset Quality

Nonperforming assets totaled $7.5 million, or 0.1 percent of total assets, as of March 31, 2026, compared to $7.9 million, or 0.1 percent of total assets, as of December 31, 2025, and $5.4 million, or less than 0.1 percent of total assets, as of March 31, 2025.  The level of past due loans remains minimal.  During the first quarter of 2026, loan charge-offs were nominal, while recoveries of prior period loan charge-offs equaled $0.4 million, providing for net loan recoveries of $0.3 million, or an annualized 0.03 percent of average total loans.

Mr. Reitsma remarked, “Our asset quality measures remained strong during the first quarter of 2026 as evidenced by ongoing low levels of nonperforming assets, past due loans, and loan charge-offs.  We remain focused on underwriting loans across all portfolio segments in a sound and disciplined manner and detecting any weakening credit relationships and evolving systemic or sector-specific credit issues as soon as possible to minimize the impact of such on our overall financial position.  Our borrowers have continued to operate effectively during the prolonged and continuing period of uncertain macro-economic conditions and heightened geopolitical concerns.”

Capital Position

Shareholders’ equity totaled $737 million as of March 31, 2026, up $12.1 million from December 31, 2025.  Mercantile Bank and Eastern Michigan Bank maintained “well-capitalized” positions as of March 31, 2026, with total risk-based capital ratios of 13.8 percent and 20.5 percent, respectively.  As of March 31, 2026, Mercantile Bank and Eastern Michigan Bank had approximately $215 million and $29.6 million, respectively, in excess of the 10 percent minimum regulatory threshold required to be categorized as a “well-capitalized” institution.

Mercantile reported 17,274,356 total shares outstanding as of March 31, 2026.

Mr. Reitsma concluded, “Our sustained financial strength allowed us to continue our regular cash dividend program and once again provide shareholders with meaningful cash returns on their investments.  We believe we are well positioned to effectively address any issues emerging from the ongoing uncertainty surrounding macro-economic and operating conditions as a result of continuing strength in our operating results, asset quality metrics, and capital measures, along with the attainment of solid financial performance in future periods as anticipated.  Our unwavering commitment to meet clients’ needs has proven to be successful in retaining existing and securing new relationships, and we believe the continuation of these efforts will afford us with plentiful opportunities to originate loans and generate local deposits in future periods.”

Investor Presentation

Mercantile has prepared presentation materials that management intends to use during its previously announced first quarter 2026 conference call on Tuesday, April 21, 2026, at 10:00 a.m. Eastern Time, and from time to time thereafter in presentations about the company’s operations and performance.  These materials, which are available for viewing in the Investor Relations section of Mercantile’s website at www.mercbank.com, have been furnished to the U.S. Securities and Exchange Commission concurrently with this press release.

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank and Eastern Michigan Bank.  Mercantile Bank and Eastern Michigan Bank provide financial products and services in a professional and personalized manner designed to make banking easier for businesses, individuals, and governmental units.  Distinguished by exceptional service, knowledgeable staff, and a commitment to the communities they serve, Mercantile Bank and Eastern Michigan Bank together comprise one of the largest Michigan-based banking organizations with total combined assets of approximately $6.9 billion. Mercantile Bank Corporation's common stock is listed on the NASDAQ Global Select Market under the symbol "MBWM." For more information about Mercantile, visit www.mercbank.com, and follow us on Facebook, Instagram, X (formerly Twitter) @MercBank, and LinkedIn @merc-bank.

Reconciliation of U.S. GAAP to Non-GAAP Financial Measures

This news release contains certain non-GAAP financial measures, including adjusted net income and adjusted diluted earnings per share, each of which excludes after-tax costs associated with (i) Mercantile’s acquisition of Eastern Michigan Financial Corporation that was completed during the fourth quarter of 2025 ($0.2 million), and (ii) the previously announced core and digital banking system conversion ($2.3 million).  These non-GAAP financial measures are identified in this news release where they appear.  We believe that presenting these non-GAAP financial measures provides investors, analysts, and other interested parties with meaningful supplementary information to assess Mecantile’s underlying operational performance by removing the effect of costs we consider to be non-recurring in nature and not reflective of Mercantile’s core operating results.  These non-GAAP financial measures are used by management to evaluate Mercantile’s ongoing operations, for internal planning and forecasting purposes, and to assess period-over-period comparability.  Management believes it is useful for the reader to review these non-GAAP adjusted measures alongside the GAAP measures.  Our definition of these adjusted financial measures may differ from similarly named measures used by others.  These non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for our GAAP measures.  Our net income and diluted earnings per share are presented on a GAAP-basis in the first paragraph of this release.

Forward-Looking Statements

This news release contains statements or information that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and similar references to future periods.  Any such statements are based on current expectations that involve a number of risks and uncertainties.  Actual results may differ materially from the results expressed in forward-looking statements.  Factors that might cause such a difference include difficulties and delays in the integration of Mercantile Bank and Eastern Michigan Bank and achieving anticipated synergies, cost savings and other benefits from the transaction; changes in interest rates and interest rate relationships; increasing rates of inflation and slower growth rates or recession; significant declines in the value of commercial real estate; market volatility; demand for products and services; climate impacts; labor markets; the degree of competition by traditional and nontraditional financial services companies; changes in banking regulation or actions by bank regulators; changes in tax laws and other laws and regulations applicable to us; changes in prices, levies, and assessments; the impact of technological advances; potential cyber-attacks, information security breaches and other criminal activities; litigation liabilities; governmental and regulatory policy changes; the outcomes of existing or future contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; damage to our reputation resulting from adverse publicity, regulatory actions, litigation, operational failures, and the failure to meet client expectations and other facts; changes in the national and local economies; unstable political and economic environments; disease outbreaks, such as the COVID-19 pandemic or similar public health threats, and measures implemented to combat them; and other factors, including those expressed as risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission.  Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.  Investors are cautioned not to place undue reliance on any forward-looking statements contained herein.

FOR FURTHER INFORMATION:

Raymond Reitsma	Charles Christmas
President and CEO	Executive Vice President and CFO
616-233-2349	616-726-1202
rreitsma@mercbank.com	cchristmas@mercbank.com

MERCANTILE BANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(dollars in thousands)	MARCH 31,	DECEMBER 31,	MARCH 31,
	2026	2025	2025
ASSETS
Cash and due from banks	$48,431	$54,755	$70,320
Interest-earning deposits and Federal Funds sold	530,873	418,569	315,140
Total cash and cash equivalents	579,304	473,324	385,460

Securities available for sale	1,125,433	1,102,230	787,583
Mortgage loans held for sale	21,748	17,160	15,192

Loans	4,816,693	4,821,888	4,636,549
Allowance for credit losses	(56,736)	(58,191)	(56,666)
Loans, net	4,759,957	4,763,697	4,579,883

Premises and equipment, net	61,861	62,468	53,693
Bank owned life insurance	105,862	105,342	94,417
Goodwill	73,689	72,656	49,473
Core deposit intangible, net	18,173	20,388	0
Other assets	199,008	217,954	175,499

Total assets	$6,945,035	$6,835,219	$6,141,200

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$1,331,947	$1,339,666	$1,173,499
Interest-bearing	4,087,571	3,944,786	3,508,286
Total deposits	5,419,518	5,284,452	4,681,785

Securities sold under agreements to repurchase	219,513	232,291	242,102
Federal Home Loan Bank advances	315,322	326,221	366,221
Subordinated debentures	51,186	51,015	50,501
Subordinated notes	89,743	89,657	89,400
Term note	27,500	30,000	0
Accrued interest and other liabilities	85,306	96,699	102,845
Total liabilities	6,208,088	6,110,335	5,532,854

SHAREHOLDERS' EQUITY
Common stock	350,645	349,431	300,732
Retained earnings	415,499	399,448	348,281
Accumulated other comprehensive income/(loss)	(29,197)	(23,995)	(40,667)
Total shareholders' equity	736,947	724,884	608,346

Total liabilities and shareholders' equity	$6,945,035	$6,835,219	$6,141,200

MERCANTILE BANK CORPORATION
CONSOLIDATED REPORTS OF INCOME
(Unaudited)

(dollars in thousands except per share data)	THREE MONTHS ENDED	THREE MONTHS ENDED
	March 31, 2026	March 31, 2025
INTEREST INCOME
Loans, including fees	$71,897	$71,730
Investment securities	8,849	4,957
Other interest-earning assets	4,680	3,651
Total interest income	85,426	80,338

INTEREST EXPENSE
Deposits	23,247	25,192
Short-term borrowings	1,479	1,763
Federal Home Loan Bank advances	2,556	2,898
Other borrowed money	2,243	1,937
Total interest expense	29,525	31,790

Net interest income	55,901	48,548

Provision for credit losses	(1,800)	2,100

Net interest income after provision for credit losses	57,701	46,448

NONINTEREST INCOME
Service charges on accounts	2,484	1,839
Mortgage banking income	2,980	2,651
Credit and debit card income	2,588	2,201
Interest rate swap income	663	80
Payroll services	1,094	1,040
Earnings on bank owned life insurance	665	543
Other income	1,214	348
Total noninterest income	11,688	8,702

NONINTEREST EXPENSE
Salaries and benefits	23,679	19,557
Occupancy	2,416	2,118
Furniture and equipment	962	787
Data processing costs	4,430	3,770
Core conversion costs	2,915	0
Acquisition costs	300	0
Core deposit intangible amortization	865	0
Other expense	6,540	4,872
Total noninterest expense	42,107	31,104

Income before federal income tax expense	27,282	24,046

Federal income tax expense	4,597	4,509

Net Income	$22,685	$19,537

Basic earnings per share	$1.32	$1.21
Diluted earnings per share	$1.32	$1.21

Average basic shares outstanding	17,237,249	16,197,978
Average diluted shares outstanding	17,237,249	16,197,978

MERCANTILE BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Quarterly
(dollars in thousands except per share data)	2026	2025	2025	2025	2025
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
EARNINGS
Net interest income	$55,901	51,015	52,002	49,479	48,548
Provision for credit losses	$(1,800)	(700)	200	1,600	2,100
Noninterest income	$11,688	11,056	10,388	11,462	8,702
Noninterest expense	$42,107	36,726	34,750	33,379	31,104
Net income before federal income
tax expense	$27,282	26,045	27,440	25,962	24,046
Net income	$22,685	22,841	23,758	22,618	19,537
Basic earnings per share	$1.32	1.40	1.46	1.39	1.21
Diluted earnings per share	$1.32	1.40	1.46	1.39	1.21
Average basic shares outstanding	17,237,249	16,263,884	16,249,267	16,239,919	16,197,978
Average diluted shares outstanding	17,237,249	16,263,884	16,249,267	16,239,919	16,197,978

PERFORMANCE RATIOS
Return on average assets	1.35%	1.44%	1.50%	1.50%	1.32%
Return on average equity	12.54%	13.50%	14.72%	14.72%	13.34%
Net interest margin (fully tax-equivalent)	3.55%	3.43%	3.49%	3.48%	3.47%
Efficiency ratio	62.30%	59.17%	55.70%	54.77%	54.33%
Full-time equivalent employees	766	770	683	692	662

YIELD ON ASSETS / COST OF FUNDS
Yield on loans	6.04%	6.12%	6.35%	6.29%	6.28%
Yield on securities	3.27%	2.96%	2.90%	2.82%	2.73%
Yield on other interest-earning assets	4.00%	4.25%	4.63%	4.91%	4.80%
Yield on total earning assets	5.42%	5.52%	5.74%	5.75%	5.73%
Yield on total assets	5.09%	5.20%	5.41%	5.44%	5.43%
Cost of deposits	1.77%	2.04%	2.20%	2.24%	2.23%
Cost of borrowed funds	3.58%	3.56%	3.61%	3.61%	3.62%
Cost of interest-bearing liabilities	2.54%	2.87%	3.06%	3.09%	3.08%
Cost of funds (total earning assets)	1.87%	2.09%	2.25%	2.27%	2.26%
Cost of funds (total assets)	1.75%	1.97%	2.12%	2.15%	2.14%

MORTGAGE BANKING ACTIVITY
Total mortgage loans originated	$127,939	141,451	136,840	141,921	100,396
Purchase mortgage loans originated	$68,769	85,973	107,993	111,247	81,494
Refinance mortgage loans originated	$59,170	55,478	28,847	30,674	18,902
Mortgage loans originated with intent to sell	$105,873	116,886	111,334	112,323	80,453
Income on sale of mortgage loans	$3,049	3,375	3,482	3,219	2,455

CAPITAL
Tangible equity to tangible assets	9.41%	9.37%	9.72%	9.49%	9.17%
Tier 1 leverage capital ratio	10.61%	11.30%	10.90%	10.93%	10.75%
Common equity risk-based capital ratio	11.27%	11.01%	11.33%	10.90%	10.90%
Tier 1 risk-based capital ratio	12.09%	11.83%	12.20%	11.75%	11.78%
Total risk-based capital ratio	14.59%	14.35%	14.87%	14.37%	14.44%
Tier 1 capital	$723,395	704,776	685,440	666,068	647,795
Tier 1 plus tier 2 capital	$872,668	854,876	835,263	814,796	794,143
Total risk-weighted assets	$5,981,420	5,958,763	5,617,005	5,670,571	5,499,046
Book value per common share	$42.66	42.19	40.46	38.87	37.47
Tangible book value per common share	$37.34	36.78	37.41	35.82	34.42
Cash dividend per common share	$0.39	0.38	0.38	0.37	0.37

ASSET QUALITY
Gross loan charge-offs	$5	2,842	172	38	63
Recoveries	$351	206	726	147	175
Net loan charge-offs (recoveries)	$(346)	2,636	(554)	(109)	(112)
Net loan charge-offs (recoveries) to average loans	(0.03%)	0.23%	(0.05%)	(0.01%)	(0.01%)
Allowance for credit losses	$56,736	58,191	59,129	58,375	56,666
Allowance to loans	1.18%	1.21%	1.28%	1.24%	1.22%
Nonperforming loans	$7,543	7,870	9,844	9,743	5,361
Other real estate/repossessed assets	$0	0	0	0	0
Nonperforming loans to total loans	0.16%	0.16%	0.21%	0.21%	0.12%
Nonperforming assets to total assets	0.11%	0.12%	0.16%	0.16%	0.09%

NONPERFORMING ASSETS - COMPOSITION
Commercial:
Commercial & industrial	$1,122	1,393	1,509	1,727	2,257
Land development & construction	$0	201	0	0	0
Owner occupied comm'l R/E	$494	517	0	0	41
Non-owner occupied comm'l R/E	$2,732	2,732	5,532	5,532	0
Multi-family & residential rental	$0	0	0	0	0
Total commercial	$4,348	$4,843	$7,041	$7,259	$2,298
Retail:
1-4 family mortgages	$3,114	2,971	2,767	2,484	3,063
Other consumer	$81	56	36	0	0
Total retail	$3,195	$3,027	$2,803	$2,484	$3,063
Total nonperforming assets	$7,543	$7,870	$9,844	$9,743	$5,361

NONPERFORMING ASSETS - RECON
Beginning balance	$7,870	9,844	9,743	5,361	5,743
Additions	$410	1,299	426	5,792	423
Return to performing status	$(12)	0	(27)	0	0
Principal payments	$(725)	(466)	(222)	(1,385)	(744)
Sale proceeds	$0	0	0	0	0
Loan charge-offs	$0	(2,807)	(76)	(25)	(61)
Valuation write-downs	$0	0	0	0	0
Ending balance	$7,543	7,870	9,844	9,743	5,361

LOAN PORTFOLIO COMPOSITION
Commercial:
Commercial & industrial	$1,429,830	1,374,522	1,337,729	1,375,368	1,314,383
Land development & construction	$119,560	117,373	70,806	67,520	68,790
Owner occupied comm'l R/E	$799,066	778,869	729,451	725,106	705,645
Non-owner occupied comm'l R/E	$1,101,758	1,110,674	1,091,210	1,134,012	1,183,728
Multi-family & residential rental	$485,175	537,224	521,111	519,152	479,045
Total commercial	$3,935,389	3,918,662	3,750,307	3,821,158	3,751,591
Retail:
1-4 family mortgages	$768,237	790,857	780,917	799,426	817,212
Other consumer	$113,067	112,369	83,936	77,435	67,746
Total retail	$881,304	903,226	864,853	876,861	884,958
Total loans	$4,816,693	4,821,888	4,615,160	4,698,019	4,636,549

END OF PERIOD BALANCES
Loans	$4,816,693	4,821,888	4,615,160	4,698,019	4,636,549
Securities	$1,125,433	1,102,230	855,138	826,415	787,583
Other interest-earning assets	$577,619	458,548	457,373	246,254	351,846
Total earning assets (before allowance)	$6,519,745	6,382,666	5,927,671	5,770,688	5,775,978
Total assets	$6,945,035	6,835,219	6,308,487	6,180,988	6,141,200
Noninterest-bearing deposits	$1,331,947	1,339,666	1,182,775	1,180,801	1,173,499
Interest-bearing deposits	$4,087,571	3,944,786	3,629,038	3,529,671	3,508,286
Total deposits	$5,419,518	5,284,452	4,811,813	4,710,472	4,681,785
Total borrowed funds	$704,853	730,778	739,688	740,685	749,711
Total interest-bearing liabilities	$4,792,424	4,675,564	4,368,726	4,270,356	4,257,997
Shareholders' equity	$736,947	724,884	657,630	631,519	608,346

AVERAGE BALANCES
Loans	$4,828,031	4,627,544	4,668,173	4,695,367	4,629,098
Securities	$1,119,988	880,619	841,853	803,264	763,095
Other interest-earning assets	$467,991	426,758	433,055	235,965	304,325
Total earning assets (before allowance)	$6,416,010	5,934,921	5,943,081	5,734,596	5,696,518
Total assets	$6,837,239	6,296,341	6,294,841	6,061,819	6,018,158
Noninterest-bearing deposits	$1,318,537	1,227,100	1,215,918	1,152,631	1,144,781
Interest-bearing deposits	$3,999,141	3,599,012	3,610,600	3,463,067	3,443,770
Total deposits	$5,317,678	4,826,112	4,826,518	4,615,698	4,588,551
Total borrowed funds	$712,240	720,499	749,679	749,811	738,628
Total interest-bearing liabilities	$4,711,381	4,319,511	4,360,279	4,212,878	4,182,398
Shareholders' equity	$733,366	671,029	640,495	616,229	594,145